Exhibit 99.1

ANTHONY B. HATCH, VETERAN RAILROAD INDUSTRY ANALYST,
JOINS AXION INTERNATIONAL BOARD OF DIRECTORS

NEW PROVIDENCE, N.J. - December 9, 2010 – In a move that significantly reinforces the company’s commitment to align its management and leadership with target-industry interests, Axion International (OTCBB: AXIH), producer of the world’s strongest recycled, composite plastic industrial building products and railroad ties, announced today that veteran railroad and surface transportation industry analyst, Anthony Hatch, has joined the company’s Board of Directors.

“Today’s announcement is another example of Axion’s firm resolve to more closely align the company’s leadership with the industries in which we are operating,” stated Jim Kerstein, Axion’s Co-founder and CEO. “We are committed to securing individuals with expertise and experience in the areas where our business intersects with the future of our target industries. It is imperative at this stage in our growth that we build the strongest team possible to further our strategic goals, and there is no better candidate for that role in the railroad industry than Tony Hatch.”

Commenting about his appointment to Axion’s Board, Hatch said, “In my years working in and analyzing the railroad industry, I have come across many technologies that attempt to partner green-tech concepts with evolutionary applications. My search for truly game-changing technologies has led me to Axion’s unique Recycled Structural Composite. It is among the best and most practical ‘go green’ applications for the railroad industry I have seen. I look forward to being a part of the company’s Board and to helping identify avenues, both domestic and international, where Axion’s products will find their greatest traction.”

Mr. Hatch has been a senior transportation analyst on Wall Street for over twenty years, starting at Salomon Brothers and proceeding from there to Argus Research, PaineWebber and NatWest Markets (USA). He began his own independent consultancy in 1999. Mr. Hatch’s coverage focuses on the freight transportation segment, particularly surface transportation. He is known throughout the industry for his knowledge of the intermodal arena, where the various modes of freight transport converge. Most recently Mr. Hatch has been providing not only traditional institutional research and consulting services to major railroads but also due diligence and other services to private equity and hedge funds, in such areas as rail maintenance and construction, railcars and third party logistics. Along with his frequent contributions to Progressive Railroading, a leading railroad industry publication, he co-sponsors “RailTrends”, the most comprehensive railway industry conference held each Fall in New York City.

Axion is the industry leader in providing the construction and rail industry with high-grade infrastructure building material made entirely from post consumer and post-industrial polymers and polymer composites. Its patented Recycled Structural Composite (RSC), which outperforms similar composite materials it has been measured against, diverts millions of pounds of plastic from the nation’s waste stream. One of the company’s primary products is a composite railroad tie that has been under extreme testing by the Association of American Railroads at their test track in Pueblo, CO, surviving intact and unchanged for more than 13 years. Axion produces other infrastructure building products, including: I-beams, pilings, bulkhead and cross beams. Its RSC products have been used to build bridges for the US Military capable of supporting 70+ ton M-1 tanks and 120+ ton railroad locomotives at Forts Bragg, NC, and Eustis, VA, respectively.

Developed in conjunction with Rutgers University’s Materials Sciences and Engineering Department, Axion’s RSC is inert and contains no toxic materials. It is impervious to insect infestation, will never leach toxic chemicals nor warp. Because it is lighter than traditional materials, transporting RSC is less expensive and reduces energy costs. In addition, RSC is completely recyclable at the end of its functional life.

About Axion International

Axion International is a leading structural solution provider of cost-effective alternative infrastructure and building products. The Company’s "green" proprietary technologies allow for the development and manufacture of innovative structural products made from 100% recycled consumer and industrial plastics. Axion's up-cycled products are an economic and sustainable alternative to traditional building materials such as wood, steel or concrete. Developed in collaboration with scientists at Rutgers University, Axion's patented technologies allow for products that are extremely strong, durable, flexible in design, and low maintenance.

For additional information, please visit Axion’s corporate website:
www.axionintl.com

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